WARRANT EXERCISE AND REGISTRATION RIGHTS AGREEMENT

This WARRANT EXERCISE AND REGISTRATION RIGHTS AGREEMENT is entered into and made effective as of June 22, 2000 (the "Effective Date"), by and between DAVID J. BECKMAN, not individually but solely in his capacity as Liquidating Trustee of the NTC Liquidating Trust (collectively, the "Trustee" or the "Trust"), and RAMTRON INTERNATIONAL CORPORATION, a Delaware corporation (the "Company").

                                R E C I T A L S:

A. The Trust is the holder of a common stock purchase warrant evidenced by a Warrant Certificate issued by the Company on August 31, 1995 (the "Warrant"), as amended by the Warrant Amendment Agreement dated as of December 20, 1999, between the Company and the Trustee (the "Warrant Amendment Agreement"), to purchase 372,243 shares of the Common Stock of the Company at an exercise price per share of $5.00.

B. Section 10(c) of the Warrant provides that the Company (erroneously therein termed the "Borrower") will register the resale of the shares issued upon exercise of the Warrant, and the Trust and the Company wish to amend that provision of the Warrant and agree that if the Trust agrees as herein provided to exercise the Warrant, the Company will in advance of such exercise register under the Securities Act of 1933, as amended (the "Act"), the Trust's resale of the shares of Common Stock to be received upon exercise of the Warrant (the "Registrable Securities").

C. The Company is willing to begin promptly after the exercise of this Agreement the process of registering the Trust's resale of the Registrable Securities, provided that the Trust agrees to exercise the Warrant in full upon the registration becoming effective on the terms and subject to the conditions herein set forth.

NOW, THEREFORE, in consideration of the Recitals, covenants, warranties and agreements set forth herein, and for valuable consideration received, the Company and the Trust hereby agree as follows:

1. Registration. The Company agrees to prepare and file with the Securities and Exchange Commission (the "SEC"), as expeditiously as reasonably possible following the Trust's execution and delivery to the Company of this Agreement, a registration statement on SEC Form S-3 (the "Registration Statement") covering the Trust's resale of the Registrable Securities under Rule 415 and, to the extent applicable, Rule 416 promulgated under the Act, and to use the Company's best efforts to cause such registration to become effective. The Trust acknowledges that the Company may include in the Registration Statement registration of the resale of shares of the Company's Common Stock by other

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selling shareholders having registration rights.  The Company undertakes, during any period of effectiveness of such registration statement, to notify the Trust of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. In connection with such registration the Company will furnish to the Trust such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Trust may reasonably request, in order to facilitate the Trust's resale of the Registrable Securities. The Trust agrees that the Company may suspend the effectiveness of any registration effected pursuant to this Agreement in the event, and for such period of time as, such a suspension is required by the rules and regulation of the SEC and may suspend use of the prospectus included in the Registration Statement if such prospectus ceases at any time to meet the requirements of Section 10 of the Act. The Company will immediately advise the Trust of any such suspension, and will use its best efforts to cause such suspension to terminate at the earliest feasible date. The Trust agrees that following receipt of any such notice and until such suspension is terminated and the Company notifies the Trust that the prospectus included in the Registration Statement meets the requirements of
Section 10 of the Act, the Trust will not make use of the suspended prospectus and will make no sales of Registrable Securities requiring delivery of such prospectus. The Trust shall furnish to the Company in connection with any registration pursuant to this Agreement such information regarding the Trust, the Trustee, the Trust's beneficiaries, the Registrable Securities and other securities of the Company held by the Trust, and the Trust's intended method of disposition of such securities, as shall be required to effect the registration of the Registrable Securities in accordance with the Act. To facilitate the Trust's initial furnishing of such information, the Trustee shall concurrently with its execution of this Agreement complete, sign and return to the Company a Questionnaire in the form and with the content of Exhibit 1 to this Agreement and the Company's obligation to proceed with registration of the Registrable Securities is conditioned on receipt of the Trust's completed and signed Questionnaire.

2.  Exercise of Warrant.  Upon any registration statement filed pursuant to
Section 1 hereof becoming effective, if the closing sale price of the Company's Common Stock for each of the five trading days immediately preceding the effective date of the registration statement is at least $15 per share, the Trust shall within two business days immediately following the effective date of the registration statement exercise the Warrant for all shares issuable thereunder. If their closing sale price condition is not met upon such effective date, the Trust shall nonetheless exercise the Warrant for all shares issuable thereunder within two business days immediately following the next-subsequent five consecutive trading day period upon each trading day of which the closing sale prices of the Company's Common Stock is at least $15 per share.

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3.  Expenses.  In connection with the Company's registration of the Trust's resales of the Registrable Securities pursuant to this Agreement, all fees, costs and expenses of and incidental to such registration, including SEC filing fees, shall be borne by the Company, provided, however, that the Trust shall bear all underwriting discounts and commissions with respect to the Registrable Securities, if any, and all fees and disbursements of counsel and accountants for the Trust. The Trust and the Company shall each pay their respective costs and expenses incurred in connection with the execution of this Agreement.

4. Delivery of Shares and Prospectus. Not later than the second business day after the Trust exercises the Warrant and pays the exercise price for the shares issuable upon such exercise, the Company shall deliver to the Trust the share certificates representing those shares and such reasonable number of copies of the prospectus included in the Registration Statement and required to be delivered to purchasers of such shares as the Trust may request.

5. Assignment. The Trust shall be entitled to assign its rights and obligations under this Agreement to any third party to whom the Trust may transfer the Warrant prior to, but not after, the effectiveness of the registration of the Registrable Securities, provided, however, that if such assignment and transfer causes the Company's registration of the Registrable Securities to be more burdensome or costly, the Company's obligation herein to proceed with the registration of the Registrable Securities shall be suspended unless and until the Trust or the assignee agrees to pay or reimburse the Company for all increased costs and expenses resulting from such assignment and transfer.

6.  Miscellaneous:

    (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties.

    (b) Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Colorado, without reference to principles of conflict of laws or choice of laws, except if and to the extent that the laws of the United States shall be mandatorily applicable.

    (c) Consent to Jurisdiction. The Company and the Trust (i) hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Colorado and the state courts for the State of Colorado and (ii) hereby waive, and agree not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Company and the Trust consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agree that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

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    (d)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together, whether bearing original or facsimile signatures, will constitute one and the same instrument.

    (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

    (f) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified, or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Trust or the Company may designate by giving at least ten (10) days advance written notice pursuant to this
         Section 6(f).

    (g) Amendments and Waivers. The provisions of this Agreement may not be amended without the express written consent of the Company and the Trust, which may be withheld in the sole and absolute discretion of such parties. Any amendment or waiver effected in accordance with this Section 6(g) will be binding upon the Company, the Trust and their respective successors and assigns.

    (h) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

    (i) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

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    (j)  Further Assurances.  From and after the date of this Agreement upon the request of the Company or the Trust, the Company and the Trust will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

    (k) No Public Announcement. The execution of this Agreement shall not be publicly announced or otherwise in any way informed to the public or trade, unless the Trust and the Company shall so agree. Neither the Trust nor the Company shall make any announcement or disclosure of this Agreement without the prior written approval of the other, which approval will not be unreasonably withheld or delayed, except such announcements and disclosures as are legally required. Nevertheless, any legally required announcement may be made with prior written notice to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RAMTRON INTERNATIONAL CORPORATION


By:  /S/ L. David Sikes
   --------------------
L. David Sikes
Chairman and Chief Executive Officer

Address:  1850 Ramtron Drive
          Colorado Springs, CO  80921

NTC LIQUIDATING TRUST


By:  /S/ David J. Beckman
   ----------------------
David J. Beckman, Not individually, but solely as
Trustee

Address:  c/o PriceWaterhouseCoopers
          200 E. Randolph Drive, Suite 7600
          Chicago, IL 60601

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